CNX Coal Resources LP Provides 2017 Guidance

PITTSBURGH, PA - December 13, 2016 - CNX Coal Resources LP (NYSE: CNXC) today announced, in conjunction with its participation in CONSOL Energy Inc.’s (NYSE:CNX) Analyst and Investor Day event today in Pittsburgh, PA, that it is reaffirming full-year 2016 guidance and providing its initial 2017 guidance.

Guidance and Outlook

Guidance		2016	2017
Coal sales	million tons	5.90-6.10	6.25-6.75
Adjusted EBITDA[1]	$ million	$74-$82	$90-$110
Maintenance capital expenditures	$ million	$15-$19	$30-$36

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Sales volume is expected to improve in 2017, driven by the broader improvement in domestic and international coal markets. Based on the midpoint of our 2017 sales guidance range, approximately 94% of our coal is sold. We are maintaining exposure to further recovery in coal prices in 2017 through (a) 6% unsold position, (b) 5-10% unpriced/collared position and (c) 15-20% of our coal pricing linked to power prices (netback contracts).

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Based on our current expectations of 5-10% improvement in average revenue per ton and flat to low single digit increase in cost of coal sold compared to 2016, we are expecting 2017 EBITDA to be in the $90-$110 million range. Assuming no incremental dropdown transactions, this increase in EBITDA compared to 2016 levels will allow us to improve our leverage ratio, as defined by net debt/EBITDA, to the 1.8-2.2x range by the end of 2017.

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After reducing and deferring some capital spending in 2016, we expect maintenance capital expenditures to normalize in the approximately $5 per ton range for 2017 and beyond. Specifically for 2017, based on our initial estimates, maintenance capital expenditures are expected to be in the $30-36 million range.

•	For 2018, we currently expect our sales volume to be in the 6.25-6.75 million ton range. Based on the midpoint of our 2018 sales guidance range, approximately 60% of our coal is sold.

Analyst and Investor Day

Jimmy Brock, Chief Executive Officer and Lori Ritter, Chief Financial and Accounting Officer of CNX Coal Resources GP LLC, along with certain other members of our management team will participate today in an Analyst and Investor Day event hosted by CONSOL Energy Inc. The management team will provide an overview of the Pennsylvania mining complex, discuss the business outlook and take questions from the analyst and investor community during a breakout session.

A live audio webcast of the Analyst and Investor Day will begin today at 8.30 am ET and can be accessed by visiting the “Events and Webcasts” section of “Investors” tab of the company’s website at www.cnxlp.com. The replay of the webcast will be available on the company's website for approximately 30 days. Additionally, a slide deck will be posted to the website to coincide with the onset of the meeting.

About CNX Coal Resources LP

CNX Coal Resources is a growth-oriented master limited partnership formed by CONSOL Energy Inc. (NYSE: CNX) to manage and further develop all of CONSOL’s active coal operations in Pennsylvania. Its assets include a 25%

(1) CNX Coal Resources LP is unable to provide a reconciliation of adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

undivided interest in, and operational control over, CONSOL’s Pennsylvania mining complex, which consists of three underground mines and related infrastructure. More information is available on our website www.cnxlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@cnxlp.com

Media:
Brian Aiello, (724) 485-3078
brianaiello@cnxlp.com

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: generation of sufficient distributable cash flow to support the payment of minimum quarterly distributions; changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement and employee services agreement; changes in availability and cost of capital; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; defects in title or loss of any leasehold interests with respect to our properties; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; and other factors discussed in our 2015 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.